Exhibit 99.1

Post Holdings Announces Final Results and Expiration of the Previously Announced Cash Tender Offers
St. Louis, Missouri - June 6, 2017 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced the results of its previously announced cash tender offers and consent solicitations (the “Tender Offers”) for (i) any and all of its 7.75% senior notes due 2024 (the “2024 Notes”), having an outstanding aggregate principal amount of $800.0 million and (ii) any and all of its 8.00% senior notes due 2025 (the “2025 Notes”), having an outstanding aggregate principal amount of $400.0 million. The Tender Offers expired at midnight, New York City time, at the end of June 5, 2017 (the “Expiration Time”).
As previously announced, holders of 2024 Notes and 2025 Notes had previously tendered $650,979,000 aggregate principal amount of 2024 Notes (or approximately 81.4% of the $800.0 million aggregate principal amount of outstanding 2024 Notes) and $262,422,000 aggregate principal amount of 2025 Notes (or approximately 65.6% of the $400.0 million aggregate principal amount of outstanding 2025 Notes), all of which were tendered on or prior to 5:00 p.m., New York City time, on May 19, 2017, with respect to the 2024 Notes, and 5:00 p.m., New York City time, on May 23, 2017, with respect to the 2025 Notes, and accepted for purchase by the Company on May 24, 2017.
At the Expiration Time of the Tender Offers, the Company accepted for purchase an additional $179,000 in aggregate principal amount of 2024 Notes, an increase from the $650,979,000 in aggregate principal amount of 2024 Notes accepted for purchase by the Company on May 24, 2017, resulting in a total of $651,158,000 aggregate principal amount of 2024 Notes (or approximately 81.4% of the originally outstanding 2024 Notes) accepted for purchase. The Company has also accepted for purchase an additional $100,000 in aggregate principal amount of 2025 Notes, an increase from the $262,422,000 in aggregate principal amount of 2025 Notes accepted for purchase by the Company on May 24, 2017, resulting in a total of $262,522,000 aggregate principal amount of 2025 Notes (or approximately 65.6% of the originally outstanding 2025 Notes) accepted for purchase.
The Company issued a notice of redemption on May 22, 2017 to redeem any 2024 Notes that remained outstanding following the expiration of the Tender Offers pursuant to the redemption and satisfaction and discharge provisions of the indenture governing the 2024 Notes, as supplemented (the “Indenture”), at a redemption price pursuant to the terms of the Indenture, plus accrued and unpaid interest, if any, to the redemption date of June 7, 2017. As a result of the completed Tender Offers, $148,842,000 in aggregate principal amount of 2024 Notes (or approximately 18.6% of the originally outstanding 2024 Notes) will be redeemed pursuant to such redemption. The Company does not intend to redeem any 2025 Notes that remain outstanding following the expiration of the Tender Offers at this time.
The Company funded the payment of the tendered and accepted 2024 Notes and 2025 Notes, and intends to fund the pending redemption of the remaining outstanding 2024 Notes, in part with the net proceeds from its previously announced new $2.2 billion incremental term loan facility, which the Company partially funded on May 24, 2017 in the amount of $1.2 billion.
Credit Suisse acted as the sole dealer manager for the Tender Offers. The information agent and tender agent was Global Bondholder Services Corporation. Questions regarding the Tender Offers should be directed to Credit Suisse at (800) 820-1653.
This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the Tender Offers and Consent Solicitations, the new incremental term loan and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed transactions will be completed as anticipated or at all.
Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626